EXHIBIT 10.3
DAVID H. LIPKA
19 Oakwood Circle
Roslyn, New York 11576

November 13, 2008

Galaxy Nutritional Foods, Inc.
5955 T.G. Lee Blvd.
Orlando, FL 32822
Attention: Michael Broll, President

Re: 2007 Stay Bonus, Severance Bonus and Sales Bonus Plan of Galaxy Nutritional Foods (the “Plan”)

Gentlemen:

This letter is being delivered in connection with the contemplated closing of that certain Stock Purchase Agreement to be dated on or about November 18, 2008 among Galaxy Partners, LLC (“Galaxy Partners”), Galaxy Nutritional Foods, Inc. (the “Company”) and Frederick A. DeLuca (the “Purchase Agreement”).  As I have disclosed to the Board of the Company, I have entered into a Consulting Agreement with Galaxy Partners and its affiliate, Fairway Dairy and Ingredients LLC, which will become effective upon the closing of the Purchase Agreement.  In light of the consideration which I will receive under the Consulting Agreement and for and in consideration of $10 and other good and valuable consideration from the Company, the receipt and adequacy of which is hereby acknowledged, effective upon the closing of the Purchase Agreement I hereby waive and release any rights that I may now (or at any time in the future) have relating to the Plan, including without limitation, as to receipt of any stay bonus, severance bonus or sales bonus under the Plan.

Sincerely,

/s/ David H. Lipka

David H. Lipka